Exhibit 99

For Immediate Release
Environmental Elements Corporation	Contact: Lawrence Rychlak
EEC	President & CFO
410-368-7007
news release

Environmental Elements Corporation receives bank waiver

BALTIMORE, MD (8/31/04) — Environmental Elements Corporation (OTC: EECP) announced today that its Bank has waived the previously disclosed covenant defaults for the period ended June 30, 2004.

In its quarterly report filed with the Securities and Exchange Commission for the period ended June 30, 2004, the Company disclosed that it was not in compliance with certain terms of the loan agreement with its Bank. This was due to the operating loss that EEC incurred in the first quarter of fiscal 2005 due to lowered revenues that it experienced as a result of weakened spending on air pollution control by its main customer segments, electric power generators and pulp and paper producers. Lawrence Rychlak, President and Chief Financial Officer, said, “We are obviously very pleased with the continued support and cooperation that we receive from our Bank and the continuing confidence from our customers evidenced by the recent project awards and our growing backlog. These past two years have marked a difficult period in EEC’s history,” Rychlak continued, “but the great support of our employees, customers and our lender has allowed the Company to continue its long standing tradition of providing effective and efficient solutions to our customers’ air pollution control needs.”

Environmental Elements Corporation is a solutions-oriented provider of plant maintenance services, air pollution control technology and complementary products. For over 55 years, EEC has served a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries.

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